Exhibit 99.01

Press Release
www.shire.com

Shire Reports Positive Signal Finding Study of Investigative Use of Vyvanse® (lisdexamfetamine dimesylate) Capsules CII in Excessive Daytime Sleepiness Model
Shire plans to review development pathways with health authorities

Philadelphia, PA – January 10, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced results from a study of Vyvanse® (lisdexamfetamine dimesylate), assessing its effect in a model for Excessive Daytime Sleepiness (EDS).  Vyvanse is a prescription medicine currently approved in the US, Canada and Brazil for the treatment of ADHD.  Vyvanse should only be used to treat ADHD.

In this investigational, single dose, single-site, randomized, placebo- and active-controlled study, 135 subjects received Vyvanse 20 mg, 50 mg, 70 mg, placebo or the active comparator (armodafinil 250 mg (NUVIGIL®)). On the primary end point, all groups improved objective wakefulness as compared to placebo (p<0.0001). Additional pre-specified analyses showed that Vyvanse 70 mg demonstrated statistically significant improvement in objective wakefulness compared to armodafinil.  No significant difference was demonstrated between Vyvanse 50 mg and armodafinil.  Vyvanse 20 mg was demonstrated as inferior to armodafinil.  No conclusions of comparability between Vyvanse and armodafinil can be drawn from this signal finding study. However, based on these findings Shire plans to review potential development pathways with health authorities for Vyvanse as a possible EDS treatment option.

Excessive Daytime Sleepiness is a syndrome characterized by persistent sleepiness. It may be caused by environmental factors (e.g., insufficient sleep or non-conventional work schedules) or certain medical disorders (e.g., narcolepsy).

“It is estimated that several million people in the US are affected by EDS. Research such as this may provide clinicians with new therapeutic options in the management of this clinically important symptom,” said Dr. Thomas Roth, Division Head of Sleep Medicine at The Henry Ford Sleep Disorders and Research Center.

“Shire is committed to exploring potential new uses for Vyvanse as a dopamine modulator,” said Jeffrey Jonas, MD, Senior Vice President of Research and Development for Shire’s Specialty Pharmaceuticals business. “We have plans to review potential development pathways with health authorities for Vyvanse as a possible EDS treatment option.”

Vyvanse is a prescription medicine currently approved in the US for the treatment of ADHD.  Efficacy in ADHD was based on two controlled trials in children aged 6 to 12, one controlled trial in adolescents aged 13 to 17, and two controlled trials in adults. Vyvanse should be used as part of a total ADHD treatment program that may include counseling or other therapies.

Vyvanse is a stimulant medication and federally controlled substance (CII) because it can be abused or lead to dependence. Keep Vyvanse in a safe place to prevent misuse and abuse. Selling or giving away Vyvanse may harm others, and is against the law. Misuse of stimulants may cause sudden death and serious cardiovascular adverse events.

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About This Study

In this study, healthy men aged 18 to 40 underwent one night of sleep deprivation following blinded randomization, medication administration, and performance of multiple alertness assessments. This study model is an accepted simulation of the clinical experience of EDS. Both objective (Maintenance of Wakefulness Test or MWT) and subjective (Karolinska Sleepiness Scale or KSS) measures were performed.

Eligible subjects (n=27 per group, 135 total) were equally randomized to Vyvanse 20 mg, 50 mg, or 70 mg, or armodafinil 250 mg (NUVIGIL®) or placebo. The primary study end point (an objective measure) was the first ‘unequivocal sleep latency’, or how long it takes subjects to fall asleep from the start of the session, as assessed by the MWT. In the MWT, subjects lay reclined in a dark, quiet room for 30 minutes and were told to stay awake as long as possible while the length of time until sleep onset occurred was recorded.  ‘Unequivocal sleep latency’ was defined as the time to the first three consecutive periods of Stage 1 sleep or one period of Stage 2, 3, 4, or REM sleep.

On the primary analysis of MWT, all doses of Vyvanse statistically improved wakefulness compared to placebo (p<0.0001) as measured by unequivocal sleep latency during the MWT.
Additional pre-specified analyses demonstrated that armodafinil 250 mg provided statistically significant improvement in wakefulness versus placebo (p<0.0001).  These analyses also showed statistically significant improvement in wakefulness with Vyvanse 70 mg versus armodafinil 250 mg (p =0.0351) as measured by MWT, no significant difference between Vyvanse 50 mg and armodafinil, and Vyvanse 20 mg as inferior to armodafinil.

The MWT measurements used in the primary analysis were performed every 2 hours over an 8 hour period (from 24:00 on Day 1 to 08:00 on Day 2). MWT average unequivocal sleep latency by group (mean ± SD) included Vyvanse 20 mg (23.3 ± 5.7 minutes), Vyvanse 50 mg (27.9 ± 3.3minutes), Vyvanse 70 mg (29.3 ± 2.3minutes), armodafinil 250 mg (27.6 ± 3.3 minutes) and placebo (15.3 ± 5.2 minutes).

Secondary end points included subjects’ perception of sleepiness assessed by the Karolinska Sleepiness Scale (KSS), a nine-point scale where 1 = very alert and 9 = very sleepy. The KSS was collected hourly following medication administration.  Also, subjects’ ability to sustain attention was measured by Psychomotor Vigilance Task (PVT), where subjects respond to a stimulus by pressing a button as quickly as possible.

On the subjective KSS, Vyvanse 50 mg and 70 mg statistically improved subjective wakefulness in comparison to the placebo group (p<0.001; LS mean of average KSS score). Statistical comparisons revealed Vyvanse 50 mg and 70 mg provided a statistically significant improvement of subjective wakefulness as measured by KSS compared to armodafinil  250 mg (p=0.0297 and p=0.0004, respectively). Neither the Vyvanse 20 mg group nor armodafinil 250 mg group showed a statistically significant difference from the placebo group or each other. On the PVT, all active treatment groups significantly improved median reaction time compared to placebo (p<0.0001) with no significant differences between Vyvanse 20 mg, 50 mg, or 70 mg and armodafinil.

Safety findings are limited since subjects were dosed only one time: no Treatment Emergent Adverse Events (TEAE) were reported as serious or resulted in study discontinuation.  All active treatment groups had more subjects with adverse events compared to the placebo group (Vyvanse overall, 21%, armodafinil 250 mg, 14.8% vs. placebo, 7.4%). When examined by dose group, 11.1% of subjects receiving Vyvanse 20 mg, 29.6% of subjects receiving Vyvanse 50 mg, and 18.5% of subjects receiving Vyvanse 70 mg experienced TEAEs. The only TEAE occurring in more than 5% of subjects receiving an active treatment was headache [n=6 (7.4%) all Vyvanse groups, n=2 (7.4%) armodafinil, n=1 (3.7%) placebo].   Modest increases in mean

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blood pressure and heart rate were seen, consistent with results from previous studies and approved product labels.

Shire plans to submit data on this signal finding study of the investigative use of Vyvanse in Excessive Daytime Sleepiness for possible presentation at upcoming medical meetings.

"We are encouraged by the positive outcomes in both objective and subjective measures in this proof of concept study. Confirmation of these results in larger studies of EDS patients is required, and we have plans to discuss a potential development program with regulatory authorities," added Jonas.

About Vyvanse®

Vyvanse is a prescription medicine for the treatment of ADHD in children ages 6 to 17 and adults.   Vyvanse should be used as part of a total treatment program that may include counseling or other therapies

IMPORTANT SAFETY INFORMATION

Vyvanse is a federally controlled substance (CII) because it can be abused or lead to dependence. Keep Vyvanse in a safe place to prevent misuse and abuse. Selling or giving away Vyvanse may harm others, and is against the law.  Vyvanse is a stimulant medication.  Misuse of stimulants may cause sudden death and serious cardiovascular adverse events.

•	Vyvanse should not be taken by patients who have:
Heart disease or hardening of the arteries,  moderate to severe high blood pressure,  overactive thyroid gland (hyperthyroidism),  glaucoma, agitated states, a history of drug abuse, taken an anti-depression medicine called a monoamine oxidase inhibitor (MAOI) within the last 14 days, or sensitivity to, are allergic to, or had a reaction to other stimulant medicines.

•	Vyvanse is a stimulant medicine. The following have been reported with use of stimulant medicines.
Heart-related problems:
Tell your doctor if you or your child have any heart problems, heart defects, high blood pressure, or a family history of these problems.  Call your doctor right away if you or your child have any signs of heart problems such as chest pain, shortness of breath, or fainting while taking Vyvanse.

Mental (Psychiatric) problems:
Tell your doctor about any mental problems you or your child have, or about a family history of suicide, bipolar illness, or depression.  Call your doctor right away if you or your child have any new or worsening mental symptoms or problems while taking Vyvanse, especially seeing or hearing things that are not real, believing things that are not real, or are suspicious.

•	Serious side effects have been reported with use of stimulant medicines such as Vyvanse, including:
o	seizures, mainly in patients with a history of seizures
o	eyesight changes or blurred vision
o	motion and verbal tics. Patients with tics or Tourette’s syndrome may experience a worsening of symptoms while taking Vyvanse.

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o	slowing of growth. Your child should have his or her height and weight checked often while taking Vyvanse. The doctor may stop treatment if a problem is found during these check-ups.
.
•	The most common side effects reported in studies of Vyvanse were:
• upper belly pain	• nausea	• dry mouth
• dizziness	• weight loss	• trouble sleeping
• irritability	• decreased appetite	• vomiting

For additional safety information, please see accompanying Full Prescribing Information and Medication Guide, including Warning about Potential for Abuse, and discuss with your doctor.

Vyvanse® is a registered trademark of Shire LLC.
NUVIGIL® is a registered trademark of Cephalon, Inc.

For further information please contact

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Matthew Cabrey (mcabrey@shire.com)	+1 484 595 8248

Notes to editors

Phase 2 Trial Design

This Phase 2 trial was a single-site, randomized, double-blind parallel-group, placebo-and active-controlled signal finding study designed to evaluate Vyvanse as monotherapy in a clinical model of wakefulness, examining treatment effect in healthy adult males undergoing acute nocturnal sleep loss. The study enrolled 135 subjects at 1 study center in the U.S. Twenty-seven subjects were randomized to each of the 5 arms: 20 mg, 50 mg, or 70 mg Vyvanse, 250 mg armodafinil or placebo on a 1:1:1:1:1 basis. Each subject received their blinded treatment in the evening on Day 1, and subsequently underwent assessments including MWTs, PVTs and KSSs.

The primary efficacy analysis was the comparison between each dose of Vyvanse and placebo on the mean latency to unequivocal sleep using the average of five MWT sessions performed every 2 hours (from 2400 on Day 1 to 0800 on Day 2). Secondary efficacy analyses included mean latency to 10 second sleep from the average of the five MWT sessions; mean score of the KSS of the average postdose measurements (from 1950 hours [Day 1] to 1050 hours [Day 2]); and the mean score of the PVT media reaction time of the average postdose measurements (2115 hours [Day 1] to 0915 hours [Day 2]). For subjects not falling asleep in an MWT session, the length of the MWT session was recorded as the unequivocal sleep latency and time to 10-second sleep. Safety assessments included adverse events, vital signs, and responses to Columbia Suicide Severity Rating Scale (C-SSRS). Subjects were healthy and were excluded from the trial if they were smokers, had an average daily caffeine consumption over 400 mg, had irregular sleep-wake habits, worked irregular hours, variable or night shift work, had a known or suspected sleep disorder, engaged in recent travel crossing 2 or more time zones, or previously received Vyvanse® or armodafinil. Subjects who were considered a suicide risk were also excluded.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Sleep Disorders Associated with Excessive Daytime Sleepiness

Excessive Daytime Sleepiness (EDS) is a pathological symptom caused by either environmental factors (eg, insufficient sleep, inadequate sleep hygiene, work schedule) or a medical disorder such as Hypersomnias of central origin (eg, narcolepsy, 1 in 2,000 Americans), Circadian rhythm sleep disorders (eg, shift work sleep disorder, 25% of 15 million night or shift workers) and sleep-related breathing disorders (eg, obstructive sleep apnea, 18 million suffers with ~10% receiving treatment). Collectively, the market for branded drugs to manage these types of conditions is estimated to be $1 billion.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX